December 29, 2011

Dejour Energy (Alberta) Ltd.

c/o Dejour Energy Inc.

#598 – 999 Canada Place

Vancouver, BC, V6C 3E1

ATTENTION:	Mr. Mathew Wong	Mr. Hal Blacker
	Chief Financial Officer	Chief Operating Officer

Dear Sir:

RE:	CREDIT FACILITIES - CANADIAN WESTERN BANK / DEJOUR ENERGY (ALBERTA) LTD.

We are pleased to advise that Canadian Western Bank has renewed the Credit Facilities for Dejour Energy (Alberta) Ltd., subject to the terms and conditions of the accepted Commitment Letter dated August 3, 2011, as amended November 9, 2011, which terms and conditions will remain in full force and effect, as amended below.

BORROWER:	DEJOUR ENERGY (ALBERTA) LTD. (the “Borrower”).

GUARANTOR:	DEJOUR ENERGY INC. (the “Guarantor”).

The Borrower and the Guarantor are collectively referred to as “Loan Parties”, and each, a “Loan Party”.

LENDER:	CANADIAN WESTERN BANK (the “Bank”).

FOR ALL CREDIT FACILITIES

SECURITY:	The following security (the “Additional Security”) shall be completed, duly executed, delivered, perfected and registered, where necessary, to the entire satisfaction of the Bank and its counsel, and shall form part of the Security.

	1.	Amending Commitment Letter dated December 29, 2011; and

	2.	such other security, documents, and agreements that the Bank or its counsel may reasonably request.

The Existing Security and Additional Security (together the “Security”) to be perfected/registered, at a minimum, in the Province of Alberta, in a first priority position, subject only to Permitted Encumbrances. All present and future Security shall be held by the Bank as continuing security for all present and future debts, obligations and liabilities (whether direct or indirect, absolute or contingent) of the Borrower to the Bank including without limitation for the repayment of all loans and advances made herein and for other loans and advances that may be made from time to time in the future whether herein or otherwise. The Security shall be in form and substance satisfactory to the Bank and its counsel.

CONDITIONS PRECEDENT:	The Borrower shall have provided, executed or satisfied the following, to the Bank’s satisfaction:

	1.	all Additional Security shall be duly completed, authorized, executed, delivered by the Borrower which is a party thereto, and perfected and registered, all to the satisfaction of the Bank and its counsel;

	2.	no Default or Event of Default shall exist;

	3.	no Material Adverse Effect has occurred with respect to the Borrower or the Security;

	4.	all representations and warranties of the Borrower shall be true and correct; and

	5.	any other document that may be reasonably requested by the Bank.

The above conditions are inserted for the sole benefit of the Bank, and may be waived by the Bank in whole or in part (with or without terms or conditions) in respect of any particular Advance, provided that any waiver shall not be binding unless given in writing and shall not derogate from the right of the Bank to insist on the satisfaction of any condition not expressly waived in writing or to insist on the satisfaction of any condition waived in writing which may be requested in the future.

REVIEW:	The next annual Review is scheduled on or before May 1, 2012, but either may be set at an earlier or later date at the sole discretion of the Bank.

EXPIRY DATE:	This Amending Commitment Letter is open for acceptance until January 5, 2012 at which time it shall expire unless extended by mutual consent in writing. We reserve the right to cancel this Amending Commitment Letter at any time prior to acceptance.

If the foregoing terms and conditions are acceptable, please sign two copies of this Amending Commitment Letter and return one copy to the Bank by the Expiry Date. This Amending Commitment Letter may be executed in any number of counterparts and delivered by facsimile or other electronic copy, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement.

(intentionally left blank)

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Canadian Western Bank appreciates the opportunity of providing this Amending Commitment Letter to Dejour Energy (Alberta) Ltd. We look forward to our continuing and mutually beneficial relationship.

Yours truly,

CANADIAN WESTERN BANK

/s/ Terri Jardine	/s/ Timothy D. Bacon
Terri Jardine	Timothy D. Bacon
Account Manager,	AVP,
Energy Lending Group	Energy Lending Group

AGREED AND ACCEPTED this _____ day of _____________, 201__.

DEJOUR ENERGY (ALBERTA) LTD.

Per:	/s/ Mathew Wong	Per:	/s/ Robert Hodgkinson
Name:	Mathew Wong	Name:	Robert Hodgkinson
Title:	CFO	Title:	CEO

DEJOUR ENERGY INC., as Guarantor

Per:	/s/ Mathew Wong	Per:	/s/ Robert Hodgkinson
Name:	Mathew Wong	Name:	Robert Hodgkinson
Title:	CFO	Title:	CEO

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APPENDIX A

CREDIT:	Terri Jardine,	Timothy D. Bacon
	Account Manager,	AVP,
	Energy Lending Group	Energy Lending Group

	Direct: (403) 268-7847	Direct: (403) 750-3579
	Cell: (403) 703-6543	Cell: (403) 701-8492
	Facsimile: (403) 264-1619	Facsimile: (403) 264-1619
	Email: Terri.Jardine@cwbank.com	Email: Tim.Bacon@cwbank.com

ADMINISTRATION:	L/C/Gs; MasterCard; Loan / Account	Account Representative:	Angeline Wester
	Balances; Payments; Bank Drafts;	Telephone:	(403) 750-3587
	Bank Confirmations; General	Facsimile:	(403) 262-4899
		E-mail:	Angeline.Wester@cwbank.com

		Account Representative:	Mayra Mercado O’Brien
		Telephone:	(403) 750-3583
		Facsimile:	(403) 262-4899
		E-mail:	Mayra.Mercado@cwbank.com

BRANCH:	Calgary Main Branch	Telephone:	(403) 262-8700
	#100, 606 – 4 Street SW	Facsimile:	(403) 262-4899
T2P 1T1

BUSINESS	Order Cheques; Current Account	Account Representative:	Phil Seminoff
ACCOUNTS	Documents/ Operations; Signing	Telephone:	(403) 268-7844
	Authorities; Rates; Investments;	Facsimile:	(403) 750-4899
	Customer Automated Funds Transfer	E-mail	Philip.Seminoff@cwbank.com
(CAFT)

INTERNET	Loan/Account Balances; Traces; Stop	Website:	www.CWBANK.com
BANKING	Payments, List of Current Account
Transactions; Pay Bills; Transfer
Between Accounts; Exchange Rates
Quotes

OTHER:	Personal/ Retail Banking	Manager:	William Lee
		Telephone:	(403) 268-7842
		Facsimile:	(403) 262-4899
		E-mail:	William.Lee@cwbank.com

VALIANT TRUST:	Corporate Trust Services; Stock	Website:	www.VALIANTTRUST.com
	Transfer Agent; Employee Incentive	Contact:	Michael Fox
	Plans		Managing Director,
Business Development
		Telephone:	(416)360-1015
		Facsimile:	(416) 668-6062
		E-mail:	(416) 360-1646
Michael.Fox@valianttrust.com

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